UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 6, 2013

PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri		63101-1826
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(314) 342-3400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Peabody Energy Corporation (“Peabody”) reaffirms its prior guidance regarding 2013 sales volumes, Adjusted EBITDA, Adjusted Diluted Earnings Per Share, operating costs, capital spending and depreciation, depletion and amortization.  Peabody continues to target full-year 2013 sales of 230 to 250 million tons, including 33 to 36 million tons from Australia, 180 to 190 million tons from the U.S. and the remainder from Trading and Brokerage activities. Peabody's targeted 2013 Australia volumes include 15 to 16 million tons of metallurgical coal, 11 to 12 million tons of seaborne thermal coal and 7 to 8 million tons of domestic thermal coal.  In the U.S., Peabody is essentially fully priced for coal for 2013 delivery, with 70% to 80% priced for 2014 based on expected 2013 production levels.

Peabody continues to target third quarter 2013 Adjusted EBITDA of $210 million to $270 million and Adjusted Diluted Earnings Per Share of ($0.16) to $0.09. Adjusted EBITDA targets reflect expected seasonal increases in U.S. volumes, carryover geologic issues in Australia and lower coal pricing.

Peabody continues to expect a 2% to 3% decrease in its U.S. operating costs and expenses in 2013 compared to the prior year on a per-ton basis, and a mid-$70s per ton range for its Australia costs, as well as 2013 capital spending levels of $350 to $450 million. Peabody also continues to expect 2013 depreciation, depletion and amortization levels approximately 10 percent higher than 2012 levels.
* * *

Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization, asset impairment and mine closure costs and amortization of basis difference associated with equity affiliates. Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP. Management uses Adjusted EBITDA to measure segment operating performance and also believes it is a useful indicator of Peabody's ability to meet debt service and capital expenditure requirements.

Adjusted Diluted Earnings Per Share is defined as diluted earnings per share from continuing operations, excluding the impacts of asset impairment and mine closure costs, net of tax, and the remeasurement of foreign income tax accounts on Peabody's income tax provision. The income tax benefits related to asset impairment and mine closure costs are calculated based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits. Management has included this measure because, in the opinion of management, excluding those foregoing items is useful in comparing Peabody's current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of Peabody's ongoing effective tax rate.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION

September 6, 2013	By: /s/ Kenneth L. Wagner
Name: Kenneth L. Wagner
Title: Vice President, Assistant General Counsel and Assistant Secretary